EXHIBIT 23.1

                      CONSENT OF BLOOM HOCHBERG & CO., P.C.

We consent to the incorporation herein by reference of our report dated November 30, 1999, relating to the balance sheet of Calvin Alexander Networking, Inc. as of September 30, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period October 28, 1998 (date of inception) through September 30, 1999.

Bloom Hochberg & Co., P.C.

New York, New York
February 23, 2000